EXHIBIT 99

PRESS RELEASE  DATED JANUARY 22, 2004

BEMIS COMPANY, INC.

222 South Ninth Street

Suite 2300

Minneapolis, MN 55402-4099

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Assistant Treasurer

(612) 376-3030

FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS RESULTS FOR THIRD QUARTER 2003 AND ANNOUNCES RESTRUCTURING PLAN FOR PRESSURE SENSITIVE MATERIALS SEGMENT

MINNEAPOLIS, January 22, 2004 - Bemis Company, Inc. (NYSE-BMS) today reported quarterly diluted earnings of $0.71 per share for the fourth quarter ended December 31, 2003.   Restructuring and related charges for the fourth quarter of $0.07 per diluted share were included in these results. In addition, current quarter results reflect approximately $0.01 per diluted share of benefit from currency translation.  Fourth quarter net sales were $664.3 million compared to $630.6 million in the fourth quarter of the prior year, a 5.4 percent increase, of which currency translation accounted for about 2 percent.

For the full year 2003, the Company reported diluted earnings of $2.73 per share.  Restructuring and related charges of $0.19 per diluted share were included in these results.   Results for 2003 also reflect approximately $0.05 per diluted share of benefit from currency translation.  Net sales in 2003 were $2.6 billion, an 11.2 percent increase over net sales in 2002.  Acquisitions made during the latter half of 2002 accounted for 6.6 percent of this net sales growth and currency translation benefits accounted for about 3 percent.

“I am excited about our opportunities as we enter 2004,” said Jeff Curler, Bemis Company President and Chief Executive Officer.   “Unit sales volumes strengthened during the fourth quarter in a number of our flexible packaging markets including shrink bag packaging, confectionery products and snack foods, as well as in the roll label pressure sensitive materials market.  Bemis is well positioned to benefit from improving economic conditions.  Our 2003 flexible packaging restructuring program has allowed us to refocus on the demands of our markets in 2004.”

BUSINESS SEGMENTS

Flexible Packaging

Flexible packaging, representing nearly 80 percent of total company net sales, delivered net sales of $521.7 million in the fourth quarter.  This is an increase of 4.0 percent from $501.7 in the fourth quarter of the prior year.  Net sales growth was primarily attributable to increased sales in markets for shrink bag packaging, confectionery products and snack foods.   Operating profit for the fourth quarter was $66.4 million, a decrease of 7.3 percent from the fourth quarter of 2002.  As a percentage of net sales, operating profit decreased to 12.7 percent from 14.3 percent a year ago.  Operating profit included $3.1 million of restructuring and related charges for the fourth quarter of 2003.  The remaining decrease in operating profit reflects the impact of competitive pricing and lower sales volume in polyethylene and paper packaging product lines, partially offset by increased operating profit in our high barrier product lines.

For the total year, net sales of flexible packaging increased 12.3 percent to $2.1 billion.  Of this total increase, 8.4 percent was a result of acquisitions completed during the latter half of 2002.  Operating profit decreased to $263.7 million or 12.6 percent of net sales compared to $289.1 million or 15.5 percent of net sales in 2002.  Current year operating profit included $13.9 million of restructuring and related charges.  The 2003 restructuring program resulted in the closing of three flexible packaging plants during the third quarter of 2003.  Lower operating profits in flexible packaging also reflect increased raw material costs and competitive pricing pressures combined with higher pension expenses.

Commenting on the flexible packaging results, Curler stated, “With our flexible packaging restructuring efforts essentially completed, we are aggressively pursuing new market expansion for our existing technologies and investments in innovative new technologies.  Our successful ICE® film products will continue to expand into new markets in North America, and we expect to officially launch the product line in Europe with the start-up of two film lines in Finland during the summer of 2004.  Our polyethylene product line is integrating laminations, easy open technologies and other consumer convenience features into its packaging products, which will improve sales mix in the coming year.”

Pressure Sensitive Materials

Fourth quarter net sales from the pressure sensitive materials business segment were $142.6 million, a 10.7 percent increase from the fourth quarter of 2002.  Currency translation contributed about 5 percent, or about half of that net sales growth.  This business segment reported operating profit of $3.8 million or 2.7 percent of net sales for the quarter, including $2.7 million of restructuring and related charges.   This is compared to earnings performance of this segment during the fourth quarter of 2002 of $10.1 million or 7.8 percent of net sales.  Increased sales volumes for roll label products offset lower sales volumes for higher margin graphic and technical products, which negatively impacted the 2003 profit levels.

For the total year, net sales for pressure sensitive materials were $534.1 million, a 7.0 percent increase from the net sales of 2002, substantially due to the benefits of currency translation.  Operating profit was $16.3 million or 3.1 percent of net sales in 2003, including restructuring and related charges of $2.7 million reported during the fourth quarter.  This compares to operating profit of $27.3 million or 5.5 percent of net sales in 2002.

Commenting on the results of the pressure sensitive materials business segment, Curler said, “We are beginning to see sustained improvement in unit sales volumes in the roll label product markets.  We launched a new high performance roll label adhesive product in December that is receiving positive attention from our customers.  Once our restructuring efforts are completed in 2004, we will have substantially improved our capacity utilization and reduced fixed costs in that product line.”

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the fourth quarter of 2003 were $63.5 or 9.6 percent of net sales compared to $59.3 million or 9.4 percent of net sales for the fourth quarter of the prior year.  For the year ended December 31, 2003, selling, general and administrative expenses totaled $256.7 million compared to $229.3 million for 2002, or 9.7 percent of net sales for each year.  Legal fees and associated costs related to the terminated transaction with UPM-Kymmene and the ongoing investigation into the label industry have been expensed as incurred.  Such expenses were insignificant to the fourth quarter of 2003 but totaled $1.8 million in the same quarter of 2002.  For the full years 2003 and 2002, these expenses totaled $3.2 million and $1.8 million, respectively.  Selling expenses in 2003 have generally increased with the acquisition of two businesses during the latter half of 2002, the establishment of a coordinated European sales force and the introduction of new products in both North America and Europe.  Increased pension expense has also impacted this category of expenses in 2003.

Other Costs (Income)

Other costs (income) include certain restructuring charges for employee severance and related benefits, building closure and equipment removal.  Such costs totaled $3.4 million for the fourth quarter and $8.9 million for the total year 2003.   Also included in other costs (income) are the results of operations in our Brazilian joint venture, Itap/Bemis, of which Bemis owns 33 percent.  Bemis’ share of the results of operations of this joint venture improved to $1.3 million for the fourth quarter of 2003 compared to $0.4 million during the same period of the prior year, and $3.2 million for the total year 2003 compared to breakeven in 2002

Capital Structure

Total debt to total capitalization was 31.4 percent at the end of the year compared to 40.5 percent at the end of 2002.  The Company used strong cash flow to reduce outstanding debt by $124 million during 2003 in addition to making a tax-deductible, voluntary pension contribution in August of 2003 of $40.0 million.   Cash flow provided by operating activities was $311.1 million in 2003 compared to $286.7 million in 2002, reflecting good working capital controls.

Pension costs

During 2003, the Company recorded net pension expense of approximately $10 million, compared to $3.2 million of pension income in 2002.  In August of 2003, the Company made a voluntary contribution of $40.0 million to the Company’s U.S. defined benefit pension plans.  At December 31, 2003, the financial assumptions used to measure the cost of the company’s defined benefit pension plans were adjusted in accordance with SFAS No. 87, Employers’ Accounting for Pensions.  The Company reduced its expected long-term rate of return on assets, lowered its discount rate, and lowered the expected rate of salary increases.  As a result of the improvement in the funded status of the Company’s largest defined benefit pension plan during 2003, a reduction of the additional minimum liability recorded in 2002 has been recognized on the Company’s balance sheet as of the balance sheet date.  The effect of this reduction in the minimum liability was to increase other comprehensive income (net of tax), a component of equity, by approximately $25 million.  Pension expense for 2004 is currently estimated to be about $25 million, an increase of $15 million from the levels of 2003.  Based upon current actuarial estimates and assumptions, pension expense is not expected to increase significantly after 2004.  The Company does not expect to be required to make cash contributions to its U.S. defined benefit pension plans during 2004.

2004 Earnings Outlook

For the first quarter, which is historically the slowest quarter of the year for the company, Bemis expects results to improve over last year’s results to a range of $0.67 to $0.72 per diluted share, which includes an estimated $.01 per share for restructuring and related charges primarily related to completion of the restructuring activities within the pressure sensitive materials business segment.  For the full year 2004, management expects to deliver diluted earnings per share in the $3.15 to $3.30 range, including charges of $0.02 per diluted share related to restructuring activities announced in 2003.

Capital expenditures for 2004 are estimated to be $130 to $135 million, approximately equal to total depreciation and amortization for the year.  Management expects cash flow from operations to be strong again in 2004, and will continue to prioritize opportunities for strategic acquisitions, investments in new technology, necessary plant expansion, dividends and share repurchases.

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Bemis Company, Inc. will Webcast an investor telephone conference regarding its fourth quarter 2003 financial results this morning at 10 a.m., Eastern Time.  Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations”.  However, they are urged to check the website ahead of time to ensure their computers are configured for the audio stream.  Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide.  Founded in 1858, the Company reported 2003 sales of $2.6 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing and converting. The Company’s pressure sensitive materials business specializes in adhesive technologies.  Based in Minneapolis, Minnesota, Bemis employs about 12,000 individuals in 53 manufacturing facilities in 10 countries around the world.  More information about the company is available at our website, www.bemis.com.

Statements in this release that are not historical, including statements relating to the expected use of cash flow, pension estimates and future performance of the company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2002.

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002

Net sales	$664,311	$630,568	$2,635,018	$2,369,038

Costs and expenses:
Cost of products sold	529,917	494,188	2,101,537	1,840,115
Selling, general and administrative expenses	63,478	59,324	256,689	229,325
Research and development	5,150	4,358	21,454	17,446
Interest expense	2,722	3,772	12,564	15,445
Other costs (income), net	783	(1,147)	2,659	(1,206)
Minority interest in net income	195	192	870	898

Income before income taxes	62,066	69,881	239,245	267,015

Provision for income taxes	23,900	26,600	92,100	101,500

Net income	$38,166	$43,281	$147,145	$165,515

Basic earnings per share of common stock	$.72	$.82	$2.77	$3.13

Diluted earnings per share of common stock	$.71	$.80	$2.73	$3.08

Cash dividends paid	$.28	$.26	$1.12	$1.04

Weighted average common shares outstanding	53,118	52,942	53,090	52,936
Weighted average common shares and common stock equivalents outstanding	53,931	53,861	53,867	53,746

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(dollars in thousands)

(unaudited)

	Dec 31, 2003	Dec 31, 2002
ASSETS

Cash	$76,476	$56,401
Accounts receivable, net	333,743	321,790
Inventories, net	305,182	308,344
Prepaid expenses	36,505	35,120
Total current assets	751,906	721,655

Property and equipment, net	915,275	909,953

Goodwill	450,593	448,009
Other intangible assets, net	71,149	76,176
Deferred charges and other assets	104,009	100,857
Total	625,751	625,042

TOTAL ASSETS	$2,292,932	$2,256,650

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$1,113	$3,516
Short-term borrowings	5,402	1,714
Accounts payable	222,774	230,468
Accrued salaries and wages	69,499	71,610
Accrued income and other taxes	16,798	18,545
Total current liabilities	315,586	325,853

Long-term debt, less current portion	583,399	718,277
Deferred taxes	150,312	106,050
Deferred credits and other liabilities	99,505	143,056
Total liabilities	1,148,802	1,293,236

Minority interest	5,397	4,440

Stockholders’ equity:
Common stock issued (61,522,172 and 61,344,887 shares)	6,152	6,134
Capital in excess of par value	254,962	248,206
Retained income	1,140,151	1,052,475
Other comprehensive income (loss)	(12,188)	(97,497)
Treasury common stock (8,401,149 and 8,401,149 shares)	(250,344)	(250,344)
Total stockholders’ equity	1,138,733	958,974

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,292,932	$2,256,650

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Twelve Months Ended December 31,
	2003	2002
Cash flows from operating activities
Net income	$147,145	$165,515
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	128,189	119,231
Minority interest in net income	870	898
Stock award compensation	10,666	15,210
Deferred income taxes	27,215	19,391
Loss (income) of unconsolidated affiliated companies	(3,098)	208
Loss (gain) on sales of property and equipment	484	1,279
Restructuring related activities	7,192
Changes in working capital, net of effects of acquisitions	10,944	(16,522)
Net change in deferred charges and credits	(18,476)	(18,480)

Net cash provided by operating activities	311,131	286,730

Cash flows from investing activities
Additions to property and equipment	(106,476)	(91,004)
Business acquisition, net of cash acquired	(12,495)	(209,583)
Proceeds from sales of property and equipment	308	416

Net cash used in investing activities	(118,663)	(300,171)

Cash flows from financing activities
Change in long-term debt	(125,535)	88,995
Change in short-term debt	614	(1,028)
Cash dividends paid to stockholders	(59,469)	(55,059)
Stock incentive programs	332

Net cash (used) provided in financing activities	(184,058)	32,908

Effect of exchange rates on cash	11,665	1,833

Net increase in cash	20,075	21,300

Cash balance at beginning of year	56,401	35,101

Cash balance at end of period	$76,476	$56,401